                                                               [CNA LOGO] SURETY


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:   John S. Heneghan, 312/822-1908
           Doreen Lubeck, 773/583-4331

          CNA SURETY ANNOUNCES FOURTH QUARTER AND YEAR-END 2001 RESULTS

CHICAGO, FEBRUARY 11, 2002 -- CNA Surety Corporation (NYSE:SUR) today reported that net income for the fourth quarter of 2001 decreased to $0.6 million, or $0.01 per share, from $12.0 million, or $0.28 per share, for the same period in 2000. Operating earnings, after income taxes, decreased to $0.9 million, or $0.02 per share, from $11.8 million, or $0.27 per share, in 2000. These decreases reflect lower underwriting and investment income, partially offset by the favorable impact of decreased interest expense. Underwriting results declined $17.4 million to an underwriting loss of $3.6 million, primarily due to net loss reserve strengthening for current and prior accident years of $13.4 million before income taxes, or $0.20 per share. This reserve strengthening is net of anticipated reinsurance recoveries and includes approximately $8.0 million, or $0.12 per share, related to the Company's previously announced loss exposure to Enron Corporation. In addition, operating expenses for the fourth quarter include pretax charges of $2.2 million, or $0.03 per share, primarily associated with asset write-offs.

Net income for the year ended December 31, 2001 decreased to $36.9 million, or $0.86 per share, from $53.6 million, or $1.25 per share, in 2000. Operating earnings, after income taxes, declined to $36.9 million, or $0.86 per share, from $53.6 million, or $1.25 per share, in 2000. These decreases were primarily attributable to reduced underwriting income, partially offset by reduced interest expense. Underwriting income declined $27.3 million to $37.2 million primarily due to the aforementioned net loss reserve strengthening in the fourth quarter and generally higher incurred loss experience for the year.

Effective January 1, 2001, the Company began recording written premium on the effective date of the bond, rather than recording on the date the bond is processed ("processed premium"). This change did not impact the recognition of net earned premium, but reduced gross written premiums by $8.0 million. For the year ended December 31, 2001, gross written premiums increased five percent to $333.0 million even after this change and the discontinuance of the CNA Re assumed international credit and surety business of $6.0 million. Gross processed premiums, excluding international reinsurance business assumed from CNA Re, increased ten percent to $341.0 million. Contract and commercial surety processed premiums increased 12 percent and seven percent, respectively. These increases were primarily due to continued strength in public construction spending for contract surety and favorable trends in the commercial segment including increased small transactional business and beneficial pricing actions on large commercial accounts.

Gross written premiums for contract surety increased 12 percent for the year ended December 31, 2001 to $180.6 million. Core direct commercial surety written premiums increased two percent to $125.0 million. For the full year of 2001, net written premiums increased four percent to $315.8 million reflecting the aforementioned gross production changes partially offset by higher reinsurance costs. Ceded written premiums increased $5.0 million to $17.2 million for the full year of 2001 compared to the same period of last year.

For the year ended December 31, 2001, underwriting income decreased $27.3 million to $37.2 million. The loss and combined ratios were 25.2 percent and
88.4 percent, respectively, for the full year of 2001, compared to 18.4 percent and 78.6 percent, respectively, for the same period in 2000. The loss and

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
combined ratios for the full year of 2001 and the comparable period of 2000 include the effect of net adverse loss reserve development of $4.8 million and net favorable loss reserve development of $7.1 million, respectively. In addition, the loss and combined ratios in 2001 reflect net losses of approximately $8.0 million in 2001 related to the Company's exposure to Enron Corporation. The expense ratio increased to 63.2 percent for the full year of 2001 compared to 60.2 percent for the same period in 2000, primarily due to higher reinsurance costs and operating expenses. Operating expenses reflect higher technology related expenditures and $2.2 million of pretax charges, primarily associated with asset write-offs.

The Company is in the process of finalizing its reinsurance program for 2002. As a result of current reinsurance market conditions in the aftermath of September 11, 2001, recent bankruptcy activity and continuing pressures on the U.S. and world economies, the Company's net retentions will increase in 2002 along with an increase in reinsurance premium costs.

In calendar 2001, the Company has repurchased approximately 10,000 of its shares at an aggregate cost of $0.1 million. As of December 31, 2001, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on February 11, 2002. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the internet at http://www.cnasurety.com/ or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available at 11:00 a.m. Central time from February 11 to 11:00 a.m. February 18, 2002 by dialing 800-839-6713 using passcode 4823564.


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
CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                    THREE MONTHS ENDED              YEARS ENDED
                                                        DECEMBER 31,                 DECEMBER 31,
                                                 ------------------------      ------------------------
                                                   2001            2000          2001           2000
                                                 ---------      ---------      ---------      ---------
OPERATING RESULTS:

Gross written premiums                           $  83,746      $  74,243      $ 333,003      $ 316,667
                                                 =========      =========      =========      =========

Net written premiums                             $  78,295      $  71,753      $ 315,804      $ 304,468
                                                 =========      =========      =========      =========

Revenues:
  Net earned premiums                            $  83,380      $  77,037      $ 320,910      $ 301,819
  Net investment income                              7,212          8,001         29,515         29,897
  Net realized investment gains (losses)              (484)           366             46            557
                                                 ---------      ---------      ---------      ---------
     Total revenues                                 90,108         85,404        350,471        332,273
                                                 ---------      ---------      ---------      ---------


Expenses:
  Net losses and loss adjustment expenses(1)        30,869         16,740         80,836         55,683
  Net commissions, brokerage and
       other underwriting                           56,108         46,497        202,877        181,655
  Interest expense                                     577          1,797          3,925          6,956
  Non-recurring charge(2)                               --             --             --            500
  Amortization of intangible assets                  1,524          1,524          6,097          6,097
                                                 ---------      ---------      ---------      ---------
     Total expenses                                 89,078         66,558        293,735        250,891
                                                 ---------      ---------      ---------      ---------

Income before income taxes                           1,030         18,846         56,736         81,382

Income taxes                                           423          6,802         19,828         27,780
                                                 ---------      ---------      ---------      ---------

NET INCOME                                       $     607      $  12,044      $  36,908      $  53,602
                                                 =========      =========      =========      =========

Basic earnings per common share                  $    0.01      $    0.28      $    0.86      $    1.25
                                                 =========      =========      =========      =========

Diluted earnings per common share                $    0.01      $    0.28      $    0.86      $    1.25
                                                 =========      =========      =========      =========

Basic weighted average shares outstanding           42,767         42,827         42,744         42,898
                                                 =========      =========      =========      =========

Diluted weighted average shares outstanding         42,974         42,936         42,938         43,028
                                                 =========      =========      =========      =========

OPERATING EARNINGS, AFTER INCOME TAXES:
Net income                                       $     607      $  12,044      $  36,908      $  53,602
Net realized investment (gains) losses                 315           (238)
                                                                                     (30)          (362)
Non-recurring charge(2)                                 --             --             --            325
                                                 ---------      ---------      ---------      ---------
Operating earnings                               $     922      $  11,806      $  36,878      $  53,565
                                                 =========      =========      =========      =========

DILUTED PER SHARE DATA:
Net income                                       $    0.01      $    0.28      $    0.86      $    1.25
Net realized investment (gains) losses                0.01          (0.01)            --          (0.01)
Non-recurring charge                                    --             --             --           0.01
                                                 ---------      ---------      ---------      ---------
OPERATING EARNINGS                               $    0.02      $    0.27      $    0.86      $    1.25
                                                 =========      =========      =========      =========

DIVIDENDS PAID PER SHARE                         $    0.15      $    0.08      $    0.54      $    0.32
                                                 =========      =========      =========      =========


-------------------------
See notes to Press Release Investor Data on page 4.


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

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                   THREE MONTHS ENDED            YEARS ENDED
                                                      DECEMBER 31,               DECEMBER 31,
                                                -----------------------      ----------------------
                                                  2001           2000          2001          2000
                                                --------       --------      --------      --------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                     $ 45,589       $ 38,460      $180,588      $161,539
   Commercial                                     32,093         29,624       125,026       128,556
   Fidelity and other                              6,064          6,159        27,389        26,572
                                                --------       --------      --------      --------
                                                  83,746         74,243       333,003       316,667
                                                ========       ========      ========      ========
Net written premiums:
  Contract                                      $ 40,602       $ 36,398      $165,603      $150,504
  Commercial                                      31,629         29,196       122,812       126,923
  Fidelity and other                               6,064          6,159        27,389        27,041
                                                --------       --------      --------      --------
                                                $ 78,295       $ 71,753      $315,804      $304,468
                                                ========       ========      ========      ========

Net earned premiums                             $ 83,380       $ 77,037      $320,910      $301,819
Net losses and loss adjustment expenses (1)       30,869         16,740        80,836        55,683
Net commissions, brokerage and other
      underwriting expenses                       56,108         46,497       202,877       181,655
                                                --------       --------      --------      --------
Underwriting income                             $ (3,597)      $ 13,800      $ 37,197      $ 64,481
                                                ========       ========      ========      ========

Loss ratio (1)                                      37.0%          21.7%         25.2%         18.4%
Expense ratio                                       67.3           60.4          63.2          60.2
                                                --------       --------      --------      --------
Combined ratio (1)                                 104.3%          82.1%         88.4%         78.6%
                                                ========       ========      ========      ========

CASH FLOW DATA:

Net cash provided by operations                 $ 21,020       $ 10,448      $ 57,038      $ 79,244


                                                                            DECEMBER 31,   December 31,
CONSOLIDATED BALANCE SHEET DATA:                                               2001           2000
                                                                            ----------     ----------
Invested assets and cash                                                    $  579,657     $  555,975
Intangible assets, net                                                         143,785        149,882
Total assets                                                                 1,061,598        950,568

Insurance reserves                                                             515,372        406,636
Long-term debt                                                                  76,195        101,556
Total stockholders' equity                                                     388,428        374,032

Book value per share                                                        $     9.08     $     8.76

Outstanding shares                                                              42,780         42,702
                                                                            ==========     ==========

----------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were an addition of $4,441, or 5.3% and a reduction of $337 or 0.4 % for three months ended December 31, 2001 and 2000, and an addition of $4,812, or 1.5% and a reduction of $7,093 or 2.4% for twelve months ended December 31, 2001 and 2000, respectively.

(2) Relates to costs incurred with respect to the proposed tender offer by CNA Financial.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.


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